AGREEMENT

     THIS AGREEMENT, made and entered into this _____ day of ___________, 19____, by and between First American Capital Corporation, a Kansas corporation, with offices in the city of Topeka, County of Shawnee, and State of Kansas, (Hereinafter the "Company") and ________________________, State of Kansas (Hereinafter, the "Appointee").

                          WITNESSETH

     1. The Company hereby appoints and designates the Appointee as a member of the Advisory Board of the Corporation;

     2.   The purpose and duties of the Advisory Board shall be as follows:

          A. Advise the Company's officers, directors and representatives on such matters as may be presented to the Appointee for consideration, opinion, cooperation and execution;

          B. Consider any and all matters of local and general nature affecting the interest and welfare of the Company coming within the Appointee's knowledge, and to pass on to the Company such matters as shall appear to be meritorious, with any refinements thereof;

          C. Communicate to the Company's officers, directors and representatives recommendations with reference to corporate policy, practice and activity either locally or generally, which in the opinion of the Board or any of its individual members, may be conducive to the growth and profitability of the Company;

          D. In general, serve as a composite reflection of the business and the opportunities in the geographical localities in which the Company operates, thereby complimenting management in its administration of the Company's affairs.

     3. Nothing contained in this Agreement shall be construed to create any liability on the part of the Appointee, nor shall the Appointee be responsible for any contracts or agreements made by the Company. The Company acknowledges that Appointee serves solely in an advisory capacity and makes no determinations or decisions on behalf of the First American Capital Corporation. All determinations and decision regarding the Company are made exclusively through its officers and its Board of Directors.

     4. Effective ___________________, 19_____, and continuing during the term of this Agreement, the Company shall compensate Appointee upon the commencement of life insurance operations. Said compensation shall be in the form of shares of the Company's common stock and shall be based upon the amount of certain first year insurance revenue collected and in force by the Company's insurance subsidiary each year within Appointee's geographical area as designated by the Company's Board of Directors. It is the Company's intention to create a pool consisting of four percent (4%) of said first year insurance revenue and to utilize these funds to make acquisitions of the Company's common stock from time to time as deemed appropriate by the Company's Board of Directors. Distributions of shares so acquired by the Company shall be made annually to Advisory Board members based on the proportion of the first year revenue generated in each such member's geographic area.

     5. The Appointee agrees that the Appointee will not engage in the business of transacting insurance or perform any act or services for or on behalf of the Company or the Company's insurance subsidiary which requires licensure by the Kansas Department of Insurance.

     6. The Appointee accepts such appointment and agrees to serve as a member of the Advisory Board of the Company, performing the duties above-described on behalf of the Company.

     7. The Appointee consents to the publication of his/her name as a member of the Advisory Board of the Company in any sales promotional material, presentation or otherwise on behalf of the Company.

     8. This Agreement shall take effect on the date of execution and shall continue in effect until canceled by either party hereto. This Agreement can be canceled giving ten (10) days' written notice of such cancellation to the other party at the address contained below.

     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the date aforesaid.

               FIRST AMERICAN CAPITAL CORPORATION 3360 SW Harrison Street, Suite 100 Topeka, KS 66611 BY: _________________________________________

               ADVISORY BOARD APPOINTEE BY:
_________________________________________
_________________________________________ Street Address
_________________________________________ City, State, Zip              County


               _________________________________________ Rick D. Meyer,
President